                                                                  EXECUTION COPY
                                                                  --------------


                               AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


     AMENDMENT NO. 1 (this "Amendment") dated as of March 18, 1999, effective
                            ---------
for all purposes and respects as of January 1, 1999, to Agreement and Plan of Reorganization dated as of August 15, 1997 (the "Original Agreement") among
                                                 ------------------
VISTANA, INC., a Florida corporation ("Vistana"), VISTANA WEST, INC. (f/k/a V
                                       -------
Sub-1, Inc.), a Florida corporation and a wholly-owned subsidiary of Vistana

("VS1"), DONALD J. DUBIN ("Dubin"), LARRY D. DOLL ("Doll"), RONALD R. SHARP
-----                      -----                    ----
("Sharp"), DAVID E. BRUCE ("Bruce") and DAVID H. FRIEDMAN ("Friedman")
-------                     -----                           --------
(capitalized terms not otherwise defined in this Amendment are used herein as defined in the Original Agreement);


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the parties hereto desire to amend the Original Agreement pursuant to Section 8.6 thereof upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

     1.   Amendments to Original Agreement.  Schedule 1.5A to the Original
          --------------------------------   -------------
Agreement is hereby amended in its entirety by substituting attached Schedule
                                                                     --------
1.5A (Amended) therefor.
--------------

     2.   Miscellaneous.
          -------------

          (a) Full Force and Effect.  Except as expressly set forth herein, this
              ---------------------
Amendment does not constitute a waiver or modification of any provision of the Original Agreement. Except as expressly amended hereby, the Original Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Original Agreement, the terms "the Agreement," "herein," "hereof," "hereinafter," "hereto" and words of similar import, shall, unless the context otherwise requires, mean the Original Agreement as amended by the Amendment. References to the terms "Agreement" appearing in the Exhibits or Schedules to the Original Agreement, shall, unless the context otherwise requires, mean the Original Agreement as amended by this Amendment.

          (b) Headings and terms.  The headings in this Amendment are for
              ------------------
purposes of reference only and shall not be considered in construing this Amendment. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) Counterparts.  This Amendment may be executed in any number of
              ------------
counterparts, each of which when so executed and delivered shall constitute an original and all together shall constitute one agreement.

          (d) Law Governing.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN
              -------------
ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PROVISIONS.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                              VISTANA:
                              -------

                              VISTANA, INC., a Florida corporation


                              By:    /S/ Jeffrey A. Adler
                                 ---------------------------------
                                Name:    Jeffrey A. Adler
                                Title:   President and Co-Chief Executive
                                         Officer

                              VS1:
                              ---

                              VISTANA WEST, INC., a Florida corporation



                              By:    /S/ Charles E. Harris
                                 ---------------------------------
                                Name:    Charles E. Harris
                                Title:   Senior Vice President



                              DUBIN:
                              -----



                                      /S/ Donald J. Dubin
                                 ---------------------------------
                                    Donald J. Dubin


                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

                              DOLL:
                              ----



                                      /S/ Larry D. Doll
                                 ---------------------------------
                                    Larry D. Doll


                              SHARP:
                              -----



                                      /S/ Ronald R. Sharp
                                 ---------------------------------
                                    Ronald R. Sharp


                              BRUCE:
                              -----



                                      /S/ David E. Bruce
                                 ---------------------------------
                                    David E. Bruce


                              FRIEDMAN:
                              --------



                                      /S/ David H. Friedman
                                 ---------------------------------
                                    David H. Friedman



                   [SIGNATURES CONTINUED FROM PRECEDING PAGE]

                                                                  EXECUTION COPY
                                                                  --------------

                                 Schedule 1.5A
                                   (Amended)


          All capitalized terms used in this Schedule 1.5A but not defined
                                             -------------
herein shall have the meaning ascribed to them in the Agreement and Plan of Reorganization dated as of August 15, 1997, as amended by Amendment No. 1 thereto dated as of March 18, 1999 and effective as of January 1, 1998 (as amended, the "Agreement") among VISTANA, INC., a Florida corporation, VISTANA
              ---------
WEST, INC. (f/k/a V Sub-1, Inc.), a Florida corporation and a wholly-owned subsidiary of Vistana, DONALD J. DUBIN, LARRY D. DOLL, RONALD R. SHARP, DAVID E. BRUCE and DAVID H. FRIEDMAN.

          Section 1.  The shares of Vistana Common Stock to be delivered
          ----------
pursuant to Section 1.5(a) of the Agreement (the "Contingent Shares") are
                                                  -----------------
subject to delivery by Vistana depending upon the Net Sales (as hereinafter defined) and the Cost of Sales Percentage (as hereinafter defined) achieved by the Limited Liability Companies (other than SD), SCI, DMA and SWC (collectively, the "Marketing Entities") during the three-year period beginning January 1, 1998
     ------------------
and ending December 31, 2000 (the "Earnout Period").  The Contingent Shares to
                                   --------------
be delivered pursuant to the POC Stock Purchase are sometimes herein referred to as the "POC Contingent Shares" and the Contingent Shares to be delivered
        ---------------------
pursuant to the SCI Stock Purchase and the DMA/SWC Stock Purchase are sometimes herein referred to as the "Success Contingent Shares".
                           -------------------------

          Section 2.  Various levels of Net Sales and various ranges of Cost of
          ----------
Sales Percentages for each calendar quarter and calendar year during the Earnout Period are set forth in Schedule A attached hereto under the headings "Total Net
                        ----------
Sales" and "Range of Costs," respectively, along with the related percentage of the Contingent Shares earned in any applicable period based upon the actual level of Net Sales and actual Cost of Sales Percentage achieved (the number of Contingent Shares earned in any applicable period or periods, in the case of cumulative analysis, is referred to as an "Outcome"). For purposes of Schedule
                                           -------                     --------
A, it is understood that the percentages apply to the amount of Contingent
-
Shares allocable to such period and not the total amount of Contingent Shares for the Earnout Period. For these purposes, one-third (1/3) of the POC Contingent Shares and one-third (1/3) of the Success Contingent Shares shall be allocated to each calendar year during the Earnout Period.

          Section 3.
          ----------

          (a) The parties shall determine the number of Contingent Shares earned by the Selling Parties on a quarterly basis (with twenty-five percent (25%) of the total number of Contingent Shares for each calendar year being allocated to each calendar quarter of such calendar year); provided, however, that for each
                                              --------  -------
calendar quarter of a calendar year (other than the first calendar quarter) the determination of the number of Contingent Shares earned shall, subject to
Section 3(d) hereof, be based upon the relevant Outcome for the actual cumulative Net

Sales for the calendar year to date and the actual Cost of Sales Percentage for the calendar year to date.

          Example:  Subject to Section 3(d) hereof, if the actual Net Sales for
          -------
     the six-month period ending June 30, 1998 are at least $14,811,402 but less than $15,551,972, the Selling Parties shall have earned (i) 100% of the Contingent Shares allocable to the first two quarters of 1998 so long as the actual Cost of Sales Percentage is less than 46.0%; (ii) 95% of the Contingent Shares allocable to the first two quarters of 1998 so long as the actual Cost of Sales Percentage is greater than 46.0% but less than 46.5%; and (iii) 90% of the Contingent Shares allocable to the first two quarters of 1998 so long as the actual Cost of Sales Percentage is greater than 46.50% but less than 47.0%. Thus, in clause (iii) of the preceding sentence, if the Selling Parties earned all of the Contingent Shares for the first calendar quarter of 1998, the number of Contingent Shares earned for the second calendar quarter of 1998 would be that number of Contingent Shares required to cause the total number of Contingent Shares earned for the first two calendar quarters of 1998 to equal 90% of the total number of Contingent Shares allocable to the first two calendar quarters of 1998.

          (b) For each calendar year during the Earnout Period, the Selling Parties shall be entitled to earn all of the Contingent Shares allocable to such calendar year if, subject to Section 3(d) hereof, the actual Net Sales of the Marketing Entities for the calendar year as a whole and the actual Cost of Sales Percentage for the calendar year as a whole are such that the applicable table of Schedule A indicates such an Outcome, notwithstanding the fact that the
   ----------
applicable Outcome for any one or more calendar quarters indicate that less than 100% of the Contingent Shares allocable to such calendar quarter(s) have been earned. Any Contingent Shares earned in one calendar quarter during such calendar year shall in no event be subject to forfeiture or retransfer to Vistana.

          (c) (i) Except to the extent set forth in Section 3(c)(ii) hereof, all determinations hereunder with respect to the number of Contingent Shares earned shall be made independently for each calendar year during the Earnout Period. Thus, if the Marketing Entities have Net Sales for any calendar year during the Earnout Period that are greater than those required to earn 100% of the Contingent Shares for such calendar year or a Cost of Sales Percentage which is less than that required to earn 100% of the Contingent Shares for such year, neither of such results shall have any impact whatsoever on Net Sales or Cost of Sales Percentage for any subsequent calendar year. Similarly, neither the failure to achieve any level of Net Sales nor any level of Cost of Sales Percentage for any calendar year shall have any impact whatsoever on Net Sales or Cost of Sales Percentage for any subsequent calendar year. Any Contingent Shares not earned during any calendar year shall be forfeited by the Selling Parties (and may not be earned in respect of any subsequent period) and Vistana shall have no obligation to deliver any of such shares to any of the Selling Parties.

               (ii) Notwithstanding Section 3(c)(i) hereof, in the event that aggregate Net Sales of the Marketing Entities for the 1999 calendar year exceed $48,000,000 (such excess Net Sales being referred to as the

     "Excess"), the Selling Parties shall have the right and option (the
      ------
     "Inclusion Option"), but not the obligation, to include the Excess in Net
     -----------------
     Sales of the Marketing Entities for the 2000 calendar year upon the terms and conditions set forth in this Section 3(c)(ii). The Selling Parties may exercise the Inclusion Option by delivering written notice to Vistana at any time prior to or concurrently with the Selling Parties' delivery to Vistana of any summary schedule described in Section 7(a) hereof. If the Inclusion Option is exercised, the Outcome for the end of the most recently completed calendar quarter during the 2000 calendar year, or the end of the 2000 calendar year, as applicable, shall be determined by (y) adding the Applicable Share (as hereinafter defined) of the Excess to the actual Net Sales of the Marketing Entities for the calendar year through the end of the most recently completed calendar quarter or the calendar year, as applicable; and (z) utilizing the Cost of Sales Percentage resulting from the following equation:

                     CSP = (A x 1999 CSP) + (B x 2000 CSP)

     Where:

          CSP      =     the Cost of Sales Percentage to be used for determining
                         the Outcome

          A        =     the quotient of (i) the Applicable Share of the Excess
                         divided by (ii) the sum of the Applicable Share of the Excess and the actual Net Sales of the Marketing
                         Entities for the calendar year through the end of the most recently completed calendar quarter or the calendar year, as applicable

          1999 CSP =     the actual Cost of Sales Percentage achieved for the
                         1999 calendar year

          B        =     the quotient of (i) the actual Net Sales of the
                         Marketing Entities for the calendar year through the end of the most recently completed calendar quarter or the calendar year, as applicable, divided by (ii) the sum of the Applicable Share of the Excess and the actual Net Sales of the Marketing Entities for the calendar year through the end of the most recently completed calendar quarter or the calendar year, as applicable

          2000 CSP  =    the actual Cost of Sales Percentage achieved for the
                         calendar year through the end of the most recently completed calendar quarter, or the calendar year, as applicable

          For purposes of this Section 3(c)(ii), the term "Applicable Share"
                                                           ----------------
     means 25% for determinations relating to the calendar quarter ended March 31, 2000; 50% for determinations relating to the calendar quarter ended June 30, 2000; 75% for determinations relating to the calendar quarter ended September 30, 2000; and 100% for determinations relating to the calendar year ended December 31, 2000.

     Example:
     -------

     Assumptions:

          .  Excess = $8,000,000

          .  1999 CSP = 45%

          .  2000 CSP (through June 30, 2000) = 46%

          .  Applicable Share of Excess = $2,000,000 per quarter

          . Net Sales of Marketing Entities for the 2000 calendar year through June 30, 2000 = $30,000,000

     Accordingly:

          .  A = $4M/[$4M + $30M] or 11.7647%

          .  B = $30M/[$4M + $30M] or 88.2353%

          .  CSP = (11.7647% x 45%) + (88.2353% x 46%) or 45.8823%

          . For purposes of this example, the Cost of Sales Percentage that will apply to the Net Sales of the Marketing Entities of $34M ($30M + $4M) is 45.8823%

          (d) (i) In the event that (A) for any calendar quarter, Vistana and its subsidiaries do not have sufficient Colorado Inventory (as hereinafter defined) to enable the Marketing Entities to achieve Net Sales in such calendar quarter which equal or exceed the applicable Agreed Colorado Sales Volume (as hereinafter defined) and (B) the Selling Parties fail to earn 100% of the Contingent Shares allocable to such calendar quarter (or calendar year to date), the Selling Parties shall have the right and option (the

     "Substitution Option"), but not the obligation, to substitute Agreed
      -------------------
     Colorado Sales Volume for such calendar quarter for Actual Colorado Sales Volume (as hereinafter defined) for such calendar quarter or calendar year to date, as the case may be, in each case on the terms and conditions set forth in Section 3(d)(ii) hereof. The Selling Parties may exercise the Substitution Option by delivering written notice to Vistana at any time prior to or concurrently with the Selling Parties' delivery to Vistana of any summary schedule described in Section 7(a) hereof.

               (ii) If the Substitution Option is exercised, the Outcome for the end of the most recently completed calendar quarter or calendar year to date, as applicable, shall be determined by

                    (w) subtracting from the actual Net Sales of the Marketing Entities for the relevant calendar quarter or calendar year to date, as applicable, the actual Net Sales of Colorado Inventory of the Marketing Entities for such calendar quarter or calendar year to date, as applicable;

                    (x) subtracting from the actual Applicable Expenses of the Marketing Entities for the relevant calendar quarter or calendar year to date, as applicable, the actual Applicable Expenses incurred by the Marketing Entities in connection with Net Sales of Colorado Inventory for such calendar quarter or calendar year to date, as applicable;

                    (y) adding to the actual Net Sales of the Marketing Entities for the relevant calendar quarter or calendar year to date, as applicable, the Agreed Colorado Sales Volume of the Marketing Entities for such calendar quarter or calendar year to date, as applicable; and

                    (z) adding to the actual Applicable Expenses of the Marketing Entities for the relevant calendar quarter or calendar year to date, as applicable, the Hypothetical Applicable Expenses (as hereinafter defined) for such calendar quarter or calendar year to date, as applicable.

               (iii) For purposes of this Section 3(d), the following terms shall have the following meanings:

               "Actual Colorado Sales Volume" means the actual Net Sales of
                ----------------------------
     Colorado Inventory achieved by the Marketing Entities for a calendar quarter or calendar year to date, as applicable.

               "Agreed Colorado Sales Volume" means the applicable projected
                ----------------------------
     "Total Sales" of Colorado Inventory for a calendar quarter or calendar year to date, as applicable, set forth on attached Schedule B.
                                                   ----------

               "Colorado Inventory" means vacation ownership interests available
                ------------------
     for sale at one or more resorts which are located within a 15-mile radius of Vistana's existing sales center located in Lakeside Terrace, Colorado.

               "Hypothetical Applicable Expenses" means the product of (i)
                --------------------------------
     Agreed Colorado Sales Volume for a relevant calendar quarter, multiplied by
     (ii) 40.8%, in respect of the first quarter of a calendar year, 38.2%, in respect of the second quarter of a calendar year, 34.3%, in respect of the third quarter of a calendar year, or 40.3% in respect of the fourth quarter of a calendar year, as applicable. Hypothetical Applicable Expenses for a calendar year to date shall equal the sum of Hypothetical Applicable Expenses for all calendar quarters ended prior to the date of determination.

          (e) As soon as practical following each calendar quarter during the Earnout Period (or, if the parties mutually agree, following the close of each calendar year during the Earnout Period), a determination shall be made (in accordance with the terms hereof) as to the number of Contingent Shares earned during such calendar quarter (or during each calendar quarter of such calendar year, in the case of annual determinations hereunder) and the parties shall cause the Escrow Agent under the Escrow Agreement to deliver the relevant number of Contingent Shares to the Selling Parties (acting pursuant to the representatives appointed under Section 10.15 of the Agreement) or Vistana, as appropriate.

     Section 4.
     ----------

          (a) For purposes of the foregoing, the term "Net Sales" shall mean the
                                                       ---------
total net sales volume (less any applicable discounts and/or buyer incentives deducted from the sales price, which shall also be excluded from the expense calculation, under generally accepted accounting principles) of the Marketing Entities (which shall include all sales during the relevant period for which (i) the relevant paperwork has been signed by the purchaser, (ii) the purchaser has paid the required down payment so as to qualify for recognition under generally accepted accounting principles, and (iii) the statutory recision period applicable to such sales has expired.

          (b) As used herein, "Cost of Sales Percentage" shall mean the quotient of the aggregate sales, marketing and related operating expenses of the Marketing Entities outlined in paragraphs 4(b)(i), (ii) and (iii) below (collectively, the "Applicable Expenses"), divided by Net Sales. The Applicable Expenses shall consist of the following:

               (i) sales and marketing expenses of the Marketing Entities, which shall mean those expenses directly attributable to the sales and marketing activities of the Marketing Entities, as generally described in the budget attached hereto as Schedule C;
                        ----------

               (ii) general and administrative expenses of the Marketing Entities, which shall include only those general and administrative expenses directly incurred by the Marketing Entities. For purposes of determining the Applicable

     Expenses, the Marketing Entities shall not be allocated any of the general and administrative expenses of Vistana or of any other company or entity owned, directly or indirectly, by Vistana; and

               (iii) the base compensation and any commission, bonus or other income of the executive officers of the Marketing Entities, who for these purposes shall be Donald J. Dubin, Ronald R. Sharp and David E. Bruce, or such other similarly situated individuals hired to perform the sales and marketing activities of the Marketing Entities.

          (c) In determining the actual Applicable Expenses of the Marketing Entities, such determination shall be made before any provision for state, local or federal incomes taxes and shall generally be made in a manner consistent with, and shall include or exclude items included in or excluded from, as the case may be, the target Applicable Expense numbers attached hereto as Schedule
                                                                      --------
C, except the following adjustments shall be made:

               (i) depreciation and amortization shall be computed without taking into account any increase in the basis of the depreciable or amortizable assets of the Marketing Entities which may result from the closing of the transactions contemplated by the Agreement, and any increased depreciation or amortization attributable to the transactions contemplated by the Agreement shall be disregarded;

               (ii) all expenditures by the Marketing Entities that are required or permitted to be capitalized in accordance with generally accepted accounting principles shall not be deducted in the year incurred for purposes of determining the Applicable Expenses for such year, but instead shall be depreciated or amortized over the useful life of the relevant asset (in accordance with the depreciation or amortization conventions customarily employed by Vistana) and deducted for purposes of determining Applicable Expenses based upon such amortization or depreciation schedule;

               (iii) the moving costs and related expenses (including, without limitation, furniture, fixtures and equipment and wall tours) associated with the openings of, and transition to, the contemplated new sales centers for the timeshare complex at Vail, Colorado and the timeshare complex at Scottsdale, Arizona shall be excluded from the calculation of Applicable Expenses;

               (iv) all management fees and charges, allocations of Vistana overhead or similar expenses or charges whatsoever made by Vistana or any of its affiliates, and any other charges made by Vistana or its affiliates, against the income or expenses of the Marketing Entities shall be disregarded;

               (v) all intercompany receivables or payables between Vistana or its affiliates, on the one hand, and one or more of the Marketing Entities, on the other hand, and all interest, fees and other charges attributable to such receivables or payables shall be disregarded;

               (vi) if after the Closing, the Marketing Entities are required to incur travel and development expenses or related costs at the request of Vistana and if such costs and expenses are not otherwise related to the sales and marketing activities contemplated hereby, then such costs and expenses shall be excluded from the determination of Applicable Expenses; and

               (vii) if after the Closing, Vistana makes the decision (for whatever reason) to hire and treat as employees those individuals who are currently retained by the Marketing Entities on an independent contractor basis (except for the executive officers of the Marketing Entities), the additional costs associated with such treatment shall be excluded from the determination of Applicable Expenses.

          (d) The parties recognize that, upon consummation of the Reorganization, the Selling Parties are to have a reasonable opportunity to cause the Marketing Entities to achieve the target Net Sales levels and Cost of Sales Percentage and obtain the Contingent Shares, but that Vistana may from time to time make certain decisions in connection with the operation of the Marketing Entities, POC and SD that may impact the ability of the Selling Parties to achieve the target Net Sales levels and Cost of Sales Percentage and earn the Contingent Shares. In that regard, Vistana shall endeavor to adopt policies for the businesses of the Marketing Entities, POC and SD in a manner consistent with the rights of the Selling Parties to (y) have a reasonable opportunity to earn the Contingent Shares and (z) manage the day-to-day affairs of the Marketing Entities, POC and SD in a manner reasonably consistent with past practices (subject to the terms and provisions of the employment agreements of the Selling Parties); provided, however, that Vistana shall have the
                         --------  -------
discretion to operate the Marketing Entities in any manner that it determines reasonable if Donald J. Dubin's employment with SCI is terminated for any reason, other than a termination of Mr. Dubin by SCI without Cause (as such term is defined in Mr. Dubin's employment agreement); and provided, further that
                                                     --------  -------
Vistana shall have the discretion to operate POC and SD in any manner that it determines reasonable if Larry D. Doll's employment with POC is terminated for any reason, other than a termination of Mr. Doll by POC without Cause (as such term is defined in Mr. Doll's employment agreement). Additionally, Mr. Doll shall work with Vistana to identify and implement integration steps that will result in more consolidated operations for various support and administrative functions currently provided in Denver being performed in Orlando or elsewhere. Vistana acknowledges that certain actions, which are identified below, may change the nature of the businesses of the Marketing Entities, POC, or SD causing the Marketing Entities to incur short-term costs that could adversely impact the ability of the Selling Parties to earn the Contingent Shares. If Vistana causes the Marketing Entities, POC or SD to take the following actions without the consent of the Selling Parties, the Marketing Entities shall separately account for such actions with reasonable accuracy so as to permit the determination of actual Net Sales levels and Cost of Sales Percentage as contemplated hereby, with the effect that the actual Net Sales and Cost of Sales Percentage of the Marketing Entities for purposes of the Contingent Shares calculation shall be restated without consideration of such excluded costs:

               (i) enter into any business other than the business of timeshare or vacation ownership, development, sales and resort management;

               (ii) construct or acquire new resorts or close or shut down existing resorts;

               (iii) borrow funds from any person other than Vistana or its affiliates (which loans shall be subject to the provisions of Section 4(b)(v) hereof);

               (iv) fail to maintain the Marketing Entities, POC or SD as separate corporate entities; provided, however, Vistana may maintain the
                                  --------  -------
     Marketing Entities, POC or SD as a separate division with separate accounts if such separate accounts fairly reflect the separate income and financial condition of the division that comprises the businesses of the Marketing Entities;

               (v) dispose of any asset of the Marketing Entities, POC or SD, the disposal of which materially and negatively affects the ability of the Marketing Entities to achieve the Net Sales levels and Cost of Sales Percentage hereunder;

               (vi) enter into leases, either as lessee or lessor, except in the ordinary course of business;

               (vii) cause the Marketing Entities to purchase or acquire any other business;

               (viii) sell, merge, consolidate or otherwise dispose of the Marketing Entities or all or substantially all of its assets as a going concern (other than the sale of inventory sold in the ordinary course of business);

               (ix) materially alter the existing sales force or personnel of the Marketing Entities;

               (x) cause the working capital of the Marketing Entities to fall below those levels reasonably necessary for the operation of the Marketing Entities;

               (xi) materially diminish the compensation of any executive of the Marketing Entities from that set forth in his employment agreement as of the Closing Date;

               (xii) initiate any policy or practice which the Selling Parties can demonstrate to have a material detrimental impact on the their ability to earn the

     Contingent Shares; provided, however that the Selling Parties shall not be
                        --------  -------
     entitled to question any policy or practice if (y) the Selling Parties fail to object to such policy or practice within ten (10) days of the receipt of a written notice from Vistana that such policy or practice will be adopted or (z) the Selling Parties fail to object in a timely manner with respect to any policy or practice of which they have knowledge. The parties acknowledge that the modification to the earnout calculations outlined in this amended Exhibit 1.5A is intended to provide for the potential impact of day-to-day types of items that could have an effect on operations and only those items which can be demonstrated to have a material detrimental impact will be addressed.

          (e) The Selling Parties acknowledge that, for purposes of calculating the target Net Sales levels and Cost of Sales Percentage, and achieving the actual Net Sales amounts and Cost of Sales Percentage, (i) Vistana has not promised or represented that it will undertake any actions (other than as expressly provided herein) and the Selling Parties believe (but are not making any representation or warranty hereby as to actual results) that the target Net Sales and Cost of Sales Percentage numbers can be achieved based upon the current inventory of POC and SD (together with the Acquisition Property and any property or inventory that the Marketing Entities, POC or SD have a right to purchase, such as the Christie Lodge property) and the existing sales force and materials of the Marketing Entities (together with the sales centers to be opened in 1998), and (ii) the Acquisition Property in Scottsdale, Arizona will be an Embassy Vacation Resort if reasonably possible;

          (f) If Vistana causes the Marketing Entities or POC or SD, if applicable, to take any of the above listed actions during the Earnout Period without the written consent of the Selling Parties and the Marketing Entities cannot separately account with reasonable accuracy for such activities, Vistana shall cause the Contingent Shares allocable to the calendar year of such actions to be immediately delivered to the Selling Parties. In addition, if any such actions are reasonably anticipated to have a similar effect in subsequent calendar years, the Contingent Shares allocable to such subsequent calendar years shall also be immediately delivered to the Selling Parties.

          (g) If during the Earnout Period, Vistana (directly or indirectly by causing the Marketing Entities, POC or SD to take such actions) (i) terminates Donald J. Dubin or Larry D. Doll without Cause, as such term is defined in their respective employment agreements, (ii) deprives Messrs. Dubin or Doll, without Cause, as such term is defined in their respective employment agreements, and without their written consent, of the level of authority with respect to the day-to-day operations of the Marketing Entities, POC or SD commonly attendant to the executive offices such individuals hold in the Marketing Entities, POC, or SD (as applicable and established in their respective employment agreements; provided, however that those costs and expenditures not included in the expenses
--------  -------
of the Marketing Entities for purposes of calculating the Cost of Sales Percentage hereunder shall be subject to Vistana's final review and approval) or
(iii) otherwise materially and adversely affect the ability of Messrs. Dubin or Doll to manage the day-to-day operations of the Marketing Entities, POC, or SD, Vistana shall cause the Contingent Shares allocable to the calendar year of such termination or deprivation and to all subsequent calendar years during the Earnout Period to be immediately delivered to the Selling Parties.

     Section 5.  Vistana shall be permitted to increase the number of resorts
     ----------
being managed and marketed by the Marketing Entities during the Earnout Period;

provided, that upon the addition of each additional resort, all of the revenues
--------
attributable to such resort and the following expenses shall be excluded from the calculation of Net Sales and Cost of Sales Percentage: (a) all of the expenses directly attributable to such resort (whether pre- or post-opening of the resort), and (b) an appropriate portion of any indirect expenses of the Marketing Entities, which shall be determined in good faith by Vistana and the Selling Parties at the time any new resort is added and which shall be adjusted from time to time thereafter as appropriate and as agreed to by Vistana and the Selling Parties.

     Section 6.  In the event of a Change of Control (as herein defined) during
     ----------
the Earnout Period, the Contingent Shares shall be considered as earned in their entirety for the remainder of the Earnout Period and for all prior periods of the Earnout Period. For purposes of the foregoing, a "Change of Control" means
                                                       -----------------
(i) any transaction involving the dissolution or liquidation of Vistana other than a dissolution or liquidation undertaken in connection with a transaction or series of related transactions described in clause (iii) below, (ii) any sale or other disposition of one or more of the Marketing Entities to an unaffiliated third party(ies), or (iii) any (x) sale or other disposition of all or substantially all of the assets of Vistana to an unaffiliated third party(ies),
(y) merger, reorganization or consolidation to which Vistana is a party and as a result of which Vistana is not the surviving corporation or becomes at least an 80% owned subsidiary of another unaffiliated corporation, or (z) transaction or series of transactions pursuant to which one or more unaffiliated third parties acquire more than 50% of the issued and outstanding Vistana Common Stock, in each case, if, within twelve months of the effective date of such transaction, Raymond L. Gellein, Jr. and Jeffrey A. Adler cease to be employed by Vistana (or its successor) in substantially the same capacity employed as of the date hereof.

     Section 7.
     ----------

          (a) Promptly upon the determination of the actual Net Sales and the actual Cost of Sales Percentage for each calendar quarter during the Earnout Period (or, if the parties mutually agree, following the close of each calendar year during the Earnout Period), the Selling Parties shall deliver to Vistana a summary schedule reflecting (i) the determination of the actual Net Sales pursuant to Section 4(a) hereof; (ii) the determination of the Cost of Sales Percentage pursuant to Section 4(b) hereof; and (iii) the number of Contingent Shares earned pursuant to Section 3 hereof based on the Outcome of such actual Net Sales and such actual Cost of Sales Percentage, and thereafter shall deliver such supporting documentation as Vistana shall reasonably request. If Vistana shall object to the determination of the actual Net Sales, the determination of the Cost of Sales Percentage, or to the calculation of the number of Contingent Shares earned by the Selling Parties, Vistana shall notify the Selling Parties by written notice to the Selling Parties, delivered in accordance with the notice provisions set forth in Section 10.1 of the Agreement, within 10 days after notice of such determination is given to Vistana. If Vistana and the Selling Parties fail to agree on the actual Net Sales and/or the actual Cost of Sales Percentage, as applicable, for the period at issue within 15 days after such objection, the Net Sales and/or the actual Cost of Sales Percentage, as applicable, for such period shall be examined by Vistana's independent auditors and by a firm of independent public accountants of recognized standing selected by the Selling Parties. Any determination of actual Net Sales and/or the actual Cost of Sales Percentage for such period which is agreed to either by Vistana and the Selling Parties or by Vistana's independent auditors and such other firm of independent public accountants, and any determination of actual Net Sales by the Selling Parties and/or the actual Cost of Sales Percentage, which is not objected to as provided in this paragraph
(a), shall be conclusive and binding upon Vistana and the Selling Parties and their respective successors and permitted assigns.

          (b) In the event Vistana's independent auditors and such other firm of independent public accountants do not agree on the actual Net Sales and/or the actual Cost of Sales Percentage for a calendar quarter within 45 days after such objection to the Selling Parties' determination, such Net Sales and/or the actual Cost of Sales Percentage shall be examined by a third firm of independent public accountants of recognized standing selected by agreement of the two accounting firms, and the report of such third firm of independent public accountants shall be conclusive and binding upon Vistana and the Selling Parties and their respective successors and permitted assigns, and shall be enforceable by a court of competent jurisdiction.

          (c) If Vistana's auditors or any firm of independent public accountants selected pursuant to paragraphs (a) or (b) of this Section 7 shall advise Vistana and the Selling Parties that they are unable to determine one or more issues or amounts necessary to make a determination of the actual Net Sales and/or the actual Cost of Sales Percentage for the period at issue, each such issue or amount shall be determined by arbitration by three arbitrators, with one arbitrator being selected by Vistana and one arbitrator being selected by the Selling Parties and the third arbitrator being selected by the two arbitrators. The decision of a majority of such arbitrators shall be the decision of the arbitrators and conclusive and binding on Vistana and the Selling Parties and their respective successors and permitted assigns, and shall be enforceable by a court of competent jurisdiction.

          (d) Vistana shall bear the fees and expenses of its independent auditors and any arbitrator selected by it and one-half (1/2) of the fees and expenses of any third firm of independent public accountants selected pursuant to paragraph (b) of this Section 7 and any third arbitrator selected pursuant to paragraph (c) of this Section 7. The fees and expenses of the firm of independent public accountants and any arbitrator selected by the Selling Parties and one-half ( 1/2) of the fees and expenses of any such third firm of independent public accountants and any such third arbitrator shall be borne by the Selling Parties.

     Section 8.
     ----------

          (a) No certificates for fractions of shares of Vistana Common Stock and no scrip or other certificates evidencing fractional interests in such shares shall be delivered hereunder. If the number of Contingent Shares delivered to a person at any time results in a fractional Contingent Share or interest therein, the number of Contingent Shares issued to each person shall be amended up or down (as appropriate) to the nearest whole share.

          (b) In the event of any reclassification, stock split or stock dividend of or in respect of the Vistana Common Stock after the Closing Date and prior to delivery of any Contingent Shares in accordance herewith, proportionate adjustment shall be made in the number or kind of any Contingent Shares which shall thereafter be delivered hereunder. In the event the outstanding Vistana Common Stock is converted, changed, exchanged or reclassified into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, reorganization or recapitalization, if any Contingent Shares become deliverable thereafter (taking into account the provisions of Section 6 hereof) there shall be delivered, in lieu of Vistana Common Stock, the kind and amount of securities or other property into which a share of Vistana Common Stock was converted, changed, exchanged or reclassified. This Section 8 shall apply to successive mergers, consolidations, acquisitions, reorganizations and recapitalization.

          (c) In addition to any rights pursuant to Section 6 hereof, in the event the outstanding Vistana Common Stock is converted, changed, exchanged or reclassified (i) into another security or form of property pursuant to any merger, consolidation, acquisition of business and assets, or other reorganization in which Vistana is not the surviving corporation, or (ii) into a non-equity security of which Vistana is the issuer; then Vistana agrees to deliver, prior to such event, the balance of any Contingent Shares which might thereafter become deliverable.

     Section 9.
     ----------

          (a) The right to receive the Contingent Shares, if any, to be delivered pursuant hereto shall not be assignable or transferable except by operation of law.

          (b) A certificate for any Contingent Shares which become deliverable shall be mailed, in accordance with the customary practice of Vistana or its transfer agent, to the Selling Party, or his successor by operation of law, to whom the Contingent Shares represented thereby are being delivered, at such person's last known address as provided in the stockholder records of Vistana or such other address, or in the name of such successor, as shall be furnished in writing to Vistana by the Selling Party, his duly appointed personal representative or successor. Vistana may require proper evidence of succession and, in any event, shall be fully protected in delivering and mailing certificates for Contingent Shares to and registered in the name of such person at such address.

     Section 10.  During the Earnout Period, Vistana will, and will cause the
     -----------
Marketing Entities to, make available to the Selling Parties and their representatives the books and records of the Marketing Entities for purposes of determining, verifying or contesting any of the amounts relevant to the determination of the Net Sales (or any component part thereof) and the determination of the Cost of Sales Percentage (or any component part thereof) during the Earnout Period or the calculation of the amount of the Contingent Shares earned by the Selling Parties.